Exhibit 99.1

Egalet Announces Successful End-of-Phase 2 Meeting with the FDA for Egalet-002

—Plan to initiate pivotal trials in first quarter of 2015 and submit NDA in first half of 2016 —

Wayne, Penn. – Aug 18, 2014 – Egalet Corporation (Nasdaq: EGLT) (“Egalet”) today announced the completion of a successful end-of-Phase 2 meeting with the U.S. Food and Drug Administration (FDA) regarding Egalet-002, an abuse-deterrent, extended-release, oral oxycodone product in development for the management of pain severe enough to require daily, around-the-clock opioid treatment and for which alternative treatments are inadequate.

“Having completed our end-of-Phase 2 meeting with the FDA, we have gained critical input into our manufacturing process and clinical program and are poised to move our abuse-deterrent oxycodone product candidate, Egalet-002, into the final stage of development,” said Jeff Dayno, MD, Egalet’s chief medical officer. “Given the millions of individuals living with chronic pain, we need opioid treatment options that are efficacious for patients and delivered in formulations that will effectively deter abuse.”

The FDA reviewed Egalet’s chemistry, manufacturing and controls or CMC and clinical development plans for Egalet-002. Egalet gained agreement from the FDA on its CMC strategy and was given input into the design of the Phase 3 efficacy and safety trials.  Egalet is now well positioned to move this program into pivotal Phase 3 efficacy and safety trials.

“We will continue to leverage our Fast Track status and engage the FDA on the important elements of our regulatory strategy for Egalet-002,” said Bob Radie, president and chief executive officer of Egalet.  “The science of abuse deterrence for pain medications is an evolving field, thus requiring frequent communications with the FDA to ensure a clear path forward. We remain on track to submit our new drug application to the FDA in the first half of 2016.”

About Egalet

Egalet’s mission is to help ensure access to effective medications for individuals living with chronic pain while protecting physicians, families and communities from the burden of abuse. Prescription opioid abuse has reached epidemic levels in the United States, with 6.8 million current prescription drug abusers and drug abuse is now the leading cause of accidental death in the United States. With the majority of opioids abused in the United States originating from a prescription and most often coming from a friend or family, a safeguard against the unexpected is needed.  Egalet is committed to bringing peace of mind to the patients and physicians it serves by offering abuse-deterrent pain medications.  Using the proprietary Guardian™ Technology the Company has a pipeline of clinical-stage, opioid-based product candidates that are specifically designed to deter abuse by physical and chemical manipulation.

The Guardian Technology is customized to resist specific routes of abuse that often occur with the underlying active pharmaceutical ingredient.  The Company’s lead program, Egalet-001, an abuse-deterrent, extended-release, oral morphine formulation, is in development for the management of pain severe enough to require daily, around-the-clock opioid treatment and for which alternative treatments are inadequate.  It was designed to resist common methods of abuse, including one of the most common routes for morphine via injection. With no abuse-deterrent formulations of morphine currently available, Egalet-001 which is in pivotal studies, if approved, could fill a significant unmet need in the marketplace. Egalet-002, an abuse-deterrent, extended-release, oral oxycodone formulation, is in development for the management of pain severe enough to require daily, around-the-clock opioid treatment and for which alternative treatments are inadequate. Egalet-002 was designed to resist common methods of abuse, including crushing and snorting the most common route of abuse for oxycodone. Egalet entered into a collaboration with Shionogi in November of 2013, to develop abuse-deterrent hydrocodone based products. Egalet’s Guardian™ Technology can be applied broadly across different classes of pharmaceutical products and can be used to develop combination products that include multiple active pharmaceutical ingredients with similar or different release profiles. Egalet has a strong IP position of 58 granted patents and is continually enhancing its proprietary position.  Visit www.egalet.com for more information.

Safe Harbor

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations, and are subject to known and unknown uncertainties and risks.  Actual results could differ materially from those discussed due to a number of factors, including, but not limited to: the success of our clinical trials; our ability to obtain regulatory approval of our product candidates; competitive factors; general market conditions; and other risks factors described in Egalet’s filings with the United States Securities and Exchange Commission. Egalet assumes no obligation to update or revise any forward-looking-statements contained in this press release whether as a result of new information or future events, except as may be required by law.

Investor and Media Contact:

BiotechComm

E. Blair Clark-Schoeb

Tel: 917-432-9275

Email: blair@biotechcomm.com